EXHIBIT 10.2

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (this “Agreement”) is made by and between Vintage Petroleum, Inc. (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, affiliates and all related entities referred to as “Company”) and William E. Dozier (“Executive”) and shall be effective on the eighth day following execution by Executive (the “Effective Date”).

PURPOSE

Executive has elected to retire early from Company. Company and Executive have agreed that the employment relationship between them will terminate on the Effective Date. In order to achieve a final and amicable resolution of the relationship in all its aspects and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

COVENANTS AND OBLIGATIONS OF COMPANY

1. Termination of Employment: Executive’s employment with Company will terminate on the Effective Date. Executive will receive his regular compensation through the Effective Date.

2. Additional Pay: In recognition of Executive’s past service to Company and in consideration of the release contained herein, Company shall pay Executive an amount equal to three months of his regular base salary (or $55,750). Such payment shall be made on the Effective Date and shall be subject to normal withholding for taxes and other standard deductions as set forth on Exhibit A hereto.

3. Continuation of Medical Insurance: Executive will continue to participate in the Company’s group health insurance plan through the last day of the month in which Executive’s employment termination occurs. Thereafter, Executive will be entitled to continue his group medical insurance coverage in accordance with the Federal COBRA legislation. Executive must meet all requirements for coverage continuation under COBRA. Except as specifically set forth herein, life insurance, disability and other employee benefits made available to the Executive by Company will end on the Effective Date.

4. Other Benefits: Neither this Agreement nor the release contained herein shall waive Executive’s right to any accrued benefit under a Company plan in which he is a vested participant, including but not limited to any benefits under the Vintage Petroleum, Inc. 401(k) Plan. In addition, Company will, as further consideration for Executive’s promises set forth below, undertake the following:

4.1 Vacation Pay: Company agrees that Executive shall be entitled to receive four weeks of vacation pay (or $17,153.85). Company shall pay such amount on the Effective Date and such payment shall be subject to normal withholding for taxes and other standard deductions as set forth on Exhibit A hereto. Executive acknowledges that he is entitled to no additional vacation pay.

4.2 Bonus Payment: Through participation in the Vintage Petroleum, Inc. Discretionary Performance Bonus Program (the “Bonus Program”), Executive has been granted certain bonuses which were payable over time, with $10,350 remaining due in one future installment (July 1, 2005). Company agrees that Executive shall be entitled to receive the remaining payment under the Bonus Program in the amount of $10,350. Company shall pay such amount to Executive on the Effective Date and such payment shall be subject to normal withholding for taxes and other standard deductions as set forth on Exhibit A hereto.

4.3 Restricted Stock: Executive has been granted shares of restricted stock and restricted stock rights (representing the right to receive shares of common stock of the Company) under the 1990 Stock Plan as set forth on Exhibit B hereto, ownership of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements and Restricted Stock Rights Award Agreement evidencing such grants. Company agrees that all of such shares of restricted stock and such restricted stock rights granted to Executive shall vest in full as of the Effective Date.

COVENANTS AND OBLIGATIONS OF EXECUTIVE

In consideration of the promises and covenants of Company contained in this Agreement, Executive agrees to the following:

1. Resignation: Executive has previously resigned as an officer of Company and submits his resignation as an employee of Company. Executive’s employment resignation will coincide with the Effective Date.

2. Release: Except for the obligations specifically set forth or referenced in this Agreement, Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, stockholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment and termination of employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages; Oklahoma’s Anti-Discrimination Act, 25 O.S. § 1101, et seq., which prohibits discrimination in employment; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any right to indemnification by Company or its insurers for claims arising from his actions as an officer of the Company. Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive.

3. Continuing Obligations: Following his termination of employment, Executive agrees to act in the best interests of the Company by adhering to the following commitments:

3.1 Protection of Company Information: Executive agrees to return all Company property including all documents and electronic files containing information related to the Company’s business. Executive agrees that he will not, directly or indirectly, disclose any confidential records, trade information, plans, projections, financial data, formula, specifications, or other trade secrets of Company to any third party without the written consent of the Company, except as may otherwise be required by law. The prohibitions of this Paragraph 3.1 shall not apply, however, to information in the public domain (but only if the same becomes a part of the public domain through a means other than a disclosure prohibited hereunder).

3.2 Non-disparagement: Executive agrees that he will not publish any disparaging statements regarding the Company, its officers, employees or directors. Executive shall not participate in any written or oral statement, discussion, or originate or cause to be originated, any news release or other public announcement or publication, to any third party, including the Company’s employees, former employees, vendors, and stockholders, relating to the circumstances of Executive’s retirement from the Company without the prior written approval of the Chairman of the Board of the Company. Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about the Company and his employment in order to obtain employment.

3.3 Availability for Consultation: Executive will assist the management of the Company with regard to pending issues of which the Executive may have knowledge and information and will assist Company counsel in the defense of any litigation or dispute as to which Executive may have knowledge of the facts and circumstances. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred in providing such cooperation. Executive agrees to immediately notify the Company through its General Counsel upon receipt of any subpoena or deposition notice compelling his testimony related to matters which he has knowledge of by reason of his employment by Company and shall cooperate with Company counsel in framing an appropriate response to the legal process.

REPRESENTATION OF PARTIES

The parties represent and warrant as follows:

1. Executive has been advised by Company to consult with an attorney before signing this Agreement.

2. Executive has been extended a period of 21 days within which to consider this Agreement.

3. For a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by notifying Company through its General Counsel, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

4. Certain sums to be paid by Company hereunder are consideration to which Executive is not otherwise entitled under any Company plan, program or prior agreement.

GENERAL PROVISIONS

1. No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

2. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

3. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Oklahoma.

4. Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

5. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

WILLIAM E. DOZIER

Dated: March 23, 2005	/s/ William E. Dozier

VINTAGE PETROLEUM, INC.

Dated: March 24, 2005	By:	C.C. Stephenson, Jr.

Its:	Chairman and Chief Executive Officer

EXHIBIT A

WILLIAM E. DOZIER

Additional Pay (three months)
Gross	55,750.00
Federal (35%)	(19,512.50)
Medicare (1.45%)	(808.38)
State (Texas 0%)	0.00

Net	35,429.12

Vacation Pay (four weeks)
Gross	17,153.85
Federal (a)	(3,175.58)
Medicare (1.45%)	(248.73)
State (TX 80%/ OK 20%) (a)	(167.00)
Additional Federal (b)	(7,139.62)
Additional Medicare (b)	(295.78)

Net	6,127.14

Final Bonus Payment on 2002 Program Year
Gross	10,350.00
Federal (35%)	(3,622.50)
Medicare (1.45%)	(150.08)
State (Texas 0%)	0.00

Net	6,577.42	originally scheduled to be paid on 7/01/05

(a)	Standard withholding tables
(b)	Reported taxable fringe benefits of $20,398.92 at FED 35% and MEDICARE 1.45%

EXHIBIT B

WILLIAM E. DOZIER

Restricted Stock—

Grant Date	Shares (a)
06/14/02	5,000
02/20/03	11,200
05/12/03	6,667
05/25/04	12,000	(6,000 base award times 200% company rank factor—No 1)

(a)	Additional withholding taxes will be due on these shares when vested on the Effective Date, based on the average of the high and low stock price on the Effective Date.